UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 24, 2003 (September 23, 2003)

ESSEX PROPERTY TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-13106	77-0369576
(Commission File Number)	(I.R.S. Employer Identification No.)

925 East Meadow Drive, Palo Alto, California 94304

(Address of Principal Executive Offices) (Zip Code)

(650) 494-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events and Required FD Disclosure.

On September 23, 2003, we completed the sale of 1,000,000 shares of our 7.8125% Series F Cumulative Redeemable Preferred Stock (the “Series F Preferred Stock”) to Lend Lease Rosen Real Estate Securities, LLC, as agent for its clients. By an earlier report on Form 8-K, dated September 18, 2003, we had reported that we had entered into an agreement, dated September 18, 2003, to sell these shares to Lend Lease Rosen Real Estate Securities, LLC, as agent for its clients.

We estimate that the net proceeds to us from this sale of shares will be approximately $24,076,500, after deducting the placement agent’s commission of $437,500 and estimated expenses. We intend to use such net proceeds for the redemption of the 9.125% Series C Cumulative Redeemable Preferred Units (the “Series C Units”) of Essex Portfolio, L.P., of which we are the general partner, which units become redeemable on November 24, 2003, at a price per unit of $50.00 plus accumulated and unpaid distributions, at the rate of 9 1/8% per annum of each unit’s original $50.00 capital contribution, through the date of redemption. Since these units do not become redeemable until November 24, 2003, in the interim and pending the use of these net proceeds for such redemption, we intend to use these net proceeds to repay existing indebtedness under our $185 million line of credit, which matures in May 2004. As of September 23, 2003, we had $147.7 million outstanding under this line of credit, which bore interest at September 23, 2003, at a rate of approximately 2.5% per annum. When we redeem the Series C Units, we may use funds drawn from this line of credit or possibly from other sources.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSEX PROPERTY TRUST, INC.

By:	/s/ Michael J. Schall
Michael J. Schall Chief Financial Officer

Date:  September 23, 2003

3